Exhibit 15

August 14, 2014

Shareholders and Board of Directors of

Landmark Apartment Trust of America, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) and in the related Prospectus of Landmark Apartment Trust of America, Inc. for the registration of 10,000,000 shares of its common stock of our reports dated May 15, 2014 and August 14, 2014 relating to the unaudited condensed consolidated interim financial statements of Landmark Apartment Trust of America, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

August 14, 2014